UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Phillips 66

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 8, 2025, Phillips 66 published a press release in conjunction with the filing of its definitive proxy statement. A copy of the text of that press release is provided below.

Phillips 66 Files Definitive Proxy Statement and Issues Letter to Shareholders

Highlights Results of Transformative Strategy and Path to Future Value Creation

Demonstrates Elliott’s Thesis is Based on Flawed Assumptions and Changes Would be Destructive to Long-Term Shareholder Value

Urges Shareholders to Vote “FOR” ONLY Phillips 66’s Nominees on the WHITE Proxy Card

HOUSTON, April 8, 2025 - Phillips 66 (NYSE:PSX) today announced that it has filed its definitive proxy materials with the U.S. Securities and Exchange Commission in connection with its upcoming Annual Meeting of Shareholders on May 21, 2025. Shareholders of record as of the close of business on April 4, 2025 are entitled to vote at the meeting.

In addition, the Board wrote a letter to shareholders that highlights valuable information to make an informed voting decision, including:

•	The consistent, compelling value Phillips 66 delivers for its shareholders;

•	The bold steps Phillips 66 has taken to drive shareholder value under Mark Lashier’s leadership;

•	Progress made across business areas and future actions that will drive continued outperformance;

•	Phillips 66’s track record of allocating capital effectively and prioritizing consistent shareholder returns across economic and industry cycles; and

•	How Elliott’s misguided proposals will disrupt Phillips 66’s momentum by pushing for irreversible change that will destroy shareholder value.

Phillips 66 also published a video on Phillips66Delivers.com, which reiterates Phillips 66’s differentiated platform, transformative strategy, approach to capital allocation and history of engagement with Elliott Investment Management (“Elliott”).

The full text of the Board’s letter to shareholders follows:

Dear Fellow Shareholders,

Thank you for your investment in Phillips 66 and your continued support.

The Board is committed to protecting your investment and focused on sustainable long-term value creation. For twelve years, we reliably grew our dividend and consistently returned capital to shareholders, delivering more than $43 billion1 in cumulative shareholder distributions.

1 Shareholder distribution through dividends paid on common stock and repurchases of common stock.

Phillips 66’s Strategy Delivers Consistent and Compelling Long-Term Value

Our ability to continue to deliver long-term value for you is on the line – and your vote at our 2025 Annual Meeting is very important to us.

You face an important choice regarding your Phillips 66 investment:

•

On one side is a Board and management team implementing a clear transformative strategy that has delivered results. The strategy is in its early stages and has significant room to deliver further value.

•

On the other side is an activist hedge fund pushing an aggressive short-term agenda – including a rushed breakup of our Company based on flawed analysis – that would introduce unnecessary risk and disruption, slow our momentum and jeopardize your invested capital and long-term returns.

We do not dismiss Elliott’s ideas – in fact, we’ve welcomed their ideas throughout our entire engagement with them. We encourage healthy debate in the board room and that spirit extends to how we incorporate shareholder feedback. We care about finding the right path to drive the highest value for your investment.

Given our assessment of where Phillips 66 is in its strategy, current market conditions and specific costs and risks related to Elliott’s thesis, we believe pursuing their ideas puts your investment at risk.

Elliott continues to use its activist playbook to avoid collaboration, cloud the discussion and drive a false narrative to promote their short-term agenda. Meanwhile, Phillips 66’s Board and management team are taking bold steps to drive shareholder value.

Phillips 66 is in the Early Innings of a Deliberate Transformation

Under CEO Mark Lashier’s leadership since July 2022, Phillips 66 has made a series of bold decisions for shareholders, including:

•	Returning $13.6 billion to shareholders;[1]

•	Nearly doubling EBITDA contributions from our Midstream segment from 2021 levels;

•	Divesting a total of $3.5 billion in assets;

•	Announcing plans to cease operations at our Los Angeles refinery; and

•	Fulfilling our commitment to substantially reduce controllable costs.

These are significant actions where the benefits to shareholders are just starting to be realized. Since Mark became CEO, we have delivered strong total shareholder returns, significantly outperforming a weighted average of our proxy peers2 – 67%3 vs 42%3.

Phillips 66’s Strategy and Current Initiatives are Built for Consistent Returns While Providing Shareholders with Meaningful Upside

Elliott wants a quick win by breaking up the Company, based on inflated and unrealistic assumptions. As we continue to execute our strategy, we are confident we will continue to deliver outperformance for our shareholders.

2 Calculated as the weighted average of Refining (CVI, DINO, DK, MPC, PBF, VLO), Midstream (OKE, TRGP, WMB), and Chemicals (DOW, LYB, WLK) Performance Proxy Peers’ TSR based on the weighting of consensus NTM EBITDA estimates for PSX’s segments.

3 Total Shareholder Return (“TSR”) from June 30, 2022 to March 31, 2025.

The path to additional shareholder value is in the ongoing efforts across our business, including:

•

We’re in the early stages of building out a world-class midstream business in the advantaged Permian Basin. We have expanded our integrated NGL value chain while nearly doubling our midstream adjusted EBITDA[4] in just three years, from $2.1 billion in 2021 to $3.7 billion in 2024. To date, we have realized $500 million in annual run-rate synergies from the successful integration of DCP Midstream (well in excess of our original target of $300 million), with more value from integration to come.

There is still more to come. We have a clear line of sight to reaching $4.5 billion in midstream adjusted EBITDA by 2027.

•

We have improved our cost structure in refining while maintaining a commitment to operational excellence. From 2022 to 2024, we lowered our Refining Adjusted Controllable Costs per barrel[5] from $6.98/BBL to $5.90/BBL (a 15% reduction). Over the same period, our refining utilization rates have outperformed the industry average for eight consecutive quarters, and we reached a record annual clean product yield of 87% in 2024.

We’re not done. We have a goal of lowering our Refining Adjusted Controllable Costs per barrel to $5.50/BBL by 2027 (a 21% reduction from 2022 levels).

•

We continue to position Chevron Phillips Chemical Company (“CPChem”) as the lowest cost producer of ethylene with 95% advantaged feedstock, allowing it to withstand commodity cycles. Since its inception in 2000, the world leading joint venture has returned over $17 billion of after-tax distributions to its partners, allowing Phillips 66 to continually increase returns to its shareholders.

CPChem is adding significant production capacity at the lowest end of the cost curve. Projects on the U.S. Gulf Coast and in Qatar are expected to be online by late 2026.

Phillips 66 has a track record of allocating capital efficiently and generating high returns on invested capital. Since 2015, we have delivered Return on Capital Employed (“ROCE”)4 of 11%, outperforming the weighted average of our proxy peers. We achieved this by being highly selective when deciding where to deploy our capital within the business. This proven and disciplined approach to capital allocation will help deliver value for our shareholders.

Since our formation in 2012, we have returned more than $43 billion to shareholders through dividends and share repurchases1. We have grown our dividend at a 15% Compound Annual Growth Rate (“CAGR”). The dividend we pay to our shareholders has grown every single year since we have been a publicly traded company.

So, What is at Risk with Elliott’s Proposals?

Elliott seeks rapid, irreversible change in pursuit of an unrealistic thesis – and risks halting the momentum on our long-term value-creating strategic plan.

•	Elliott’s thesis jeopardizes shareholders’ realization of value from our long-term strategy.

•	Their thesis is inherently based on short-term market fluctuations, aspirational valuations and unrealistic assumptions.

4 Non-GAAP financial measure. Reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measure can be found here.

5 Excludes adjusted turnaround expenses. Non-GAAP financial measure. Reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measure can be found here.

•	Elliott’s analysis of a potential spin of the midstream business understates one-time costs and ongoing dis-synergies.

•

Their analysis of a potential sale of the midstream business unrealistically asserts that cash buyers exist at a $50 billion price tag and would pay for 100% of synergies, both of which are highly unlikely. In addition, tax leakage costs could be as high as $10 billion.

•	Elliott’s analysis notably excludes external factors, such as the timing risk of valuations in commodity businesses, which can significantly impact transactions in our industry.

The Board is committed to thoroughly evaluating Phillips 66’s portfolio to maximize long-term shareholder value. We debate these topics rigorously and always carefully review all options, but we will not favor short-term decision making under the pressure of one shareholder at the expense of all others.

To Sum it All Up: Long-Term Value Creation is Phillips 66’s North Star

Phillips 66 is executing a disciplined strategy that continues to deliver tangible results and has significant room to drive further shareholder value. Our strong track record of financial performance, operational excellence and shareholder returns underscores our ability to successfully navigate industry cycles. We are well positioned to continue building on these successes to provide you with consistent and compelling long-term returns.

We urge you to support Phillips 66 at the 2025 Annual Meeting. Your investment is best served by having a Board focused on creating reliable value, both now and in the future.

We unanimously recommend you vote “FOR” ONLY Phillips 66’s nominees on the WHITE proxy card.

Thank you for your continued support.

Sincerely,

The Phillips 66 Board of Directors

About Phillips 66

Phillips 66 (NYSE: PSX) is a leading integrated downstream energy provider that manufactures, transports and markets products that drive the global economy. The company’s portfolio includes Midstream, Chemicals, Refining, Marketing and Specialties, and Renewable Fuels businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn.

Use of Non-GAAP Financial Information

Non-GAAP Measures — This letter includes non-GAAP financial measures, including, “adjusted EBITDA,” “refining adjusted controllable costs,” and “return on capital employed.” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry. Where applicable, these measures exclude items that do not reflect the core operating results of our businesses in the current period or other adjustments to reflect how management analyzes results. Click here to find reconciliations to, or further discussion of, the most comparable GAAP financial measures.

This letter also includes forward-looking non-GAAP financial measure estimates such as, but not limited to “adjusted EBITDA,” “controllable costs” and “refining adjusted controllable costs,” which, as used in certain places herein, are forward looking non-GAAP financial measures. These forward-looking estimates or targets depend on future levels of revenues and/or expenses, including amounts that could be attributable to non-controlling interests or related joint ventures, which are not reasonably estimable at this time. Accordingly, reconciliations of these forward-looking non-GAAP financial measures to the nearest GAAP financial measure cannot be provided without unreasonable effort. Below are definitions of these non-GAAP measures and identification of the most directly comparable GAAP measure.

EBITDA is defined as estimated net income plus estimated net interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as estimated EBITDA plus the proportional share of selected equity affiliates’ estimated net interest expense, income taxes, and depreciation and amortization less the portion of estimated adjusted EBITDA attributable to noncontrolling interests. Net income is the most directly comparable GAAP financial measure for the consolidated company and income before income taxes is the most directly comparable GAAP financial measure for operating segments. Refining adjusted controllable cost is the sum of operating and SG&A expenses for our Refining segment, plus our proportional share of operating and SG&A expenses of two refining equity affiliates that are reflected in equity earnings of affiliates. The per barrel amounts are based on total processed inputs, including our proportional share of processed inputs of an equity affiliate, for the respective period.

References in this letter to shareholder distributions and returns to shareholders refer to the sum of dividends paid to Phillips 66 stockholders and proceeds used by Phillips 66 to repurchase shares of its common stock. References to run-rate cost savings or run-rate business transformation savings, include cost savings and references to run-rate synergies include cost savings and other benefits that will be captured in the sales and other operating revenues impacting gross margin; purchased crude oil and products costs impacting gross margin; operating expenses; selling, general and administrative expenses; and equity in earnings of affiliates lines on our consolidated statement of income when realized. References to run-rate sustaining capital savings include savings that will be captured in the capital expenditures and investments on our consolidated statement of cash flows when realized. References to run-rate savings represent the sum of run-rate cost savings and run-rate sustaining capital savings. References in this letter to “synergies” are supported by management’s estimates and assumptions. These estimates are derived from the Company’s internal projections and other relevant data. However, because these synergies are not calculated in accordance with generally accepted accounting principles (GAAP), they cannot be directly reconciled to GAAP measures. The Company believes that these non-GAAP measures provide valuable insight into optimization benefits, but cautions that such synergies may not be realized in full or at all.

Basis of Presentation - Effective April 1, 2024, we changed the internal financial information reviewed by our chief executive officer to evaluate performance and allocate resources to our operating segments. This included changes in the composition of our operating segments, as well as measurement changes for certain activities between our operating segments. The primary effects of this realignment included establishment of a Renewable Fuels operating segment, which includes renewable fuels activities and assets historically reported in our Refining, Marketing and Specialties (M&S), and Midstream segments; change in method of allocating results for certain Gulf Coast distillate export activities from our M&S segment to our Refining segment; reclassification of certain crude oil and international clean products trading activities between our M&S segment and our Refining segment; and change in reporting of our investment in NOVONIX from our Midstream segment to Corporate and Other. Accordingly, prior period results have been recast for comparability.

Contacts

Jeff Dietert (investors)

832-765-2297

jeff.dietert@p66.com

Owen Simpson (investors)

832-765-2297

owen.simpson@p66.com

Thaddeus Herrick (media)

855-841-2368

thaddeus.f.herrick@p66.com

Also on April 8, 2025, Bloomberg published an article with an interview with Mark Lashier, Chairman and Chief Executive Officer of Phillips 66. A copy of the text of that article is provided below.

Phillips 66 Hits Back at Elliott Activism in Proxy Filing

Bloomberg

April 8, 2025 at 6:00 AM EDT

By Nathan Risser

Phillips 66 is urging shareholders to vote against what it sees as activist investor Elliott Investment Management’s short-term attempts to dismantle the company, according to a definitive proxy statement filed by the refiner Tuesday.

“Elliott wants a quick win by breaking up the company, based on inflated and unrealistic assumptions,” Phillips 66’s board said in a Tuesday letter to shareholders. Elliott is seeking seats on the board of Phillips 66 at the refiner’s May 21 shareholder meeting, the latest effort in a multi-year campaign pushing the company to sell assets, improve operational performance and bolster board oversight.

The activist investor has in recent years urged refiners such as Marathon Petroleum and Canadian oil company Suncor Energy Inc. to separate retail, refining and midstream assets to focus on their core business of turning oil into fuel.

Phillips argues Elliott’s thesis is based on short-term market fluctuations and overvalues Phillips 66’s midstream business. Elliott has made a sale of Phillips 66’s midstream operations and joint-venture with Chevron Corp., Chevron Phillips Chemical Co., a key demand in its activist engagement with the refiner.

“We reject the notion that the only way to be a successful refiner is to focus solely on refining,” Phillips 66 Chief Executive Officer Mark Lashier said in an interview with Bloomberg News. “We can be bigger than that and we can be better than that.”

The proxy fight — Elliott’s first since a 2017 battle with manufacturer Arconic — comes at a tough time for the energy industry following US President Donald Trump’s tariffs that have helped drive the price of the industry’s core products down while levies on imported material will likely raise the cost of doing business.

Phillips 66 shares are down 22% in the last three trading days since Trump’s Liberation Day tariff announcements, the sharpest three-day move for the company since 2020. The policy measures have cast a shadow over fuel demand. “You can’t let these short-term cycles jerk you around,” Lashier said. “The tariff business will settle down and we’ll see what the landscape is, but we don’t control that.”

Asked whether recent market volatility gives Phillips 66 a better chance at winning its proxy battle, Lashier declined to speculate. He said, however, the volatility highlights the “challenges of doing something speculative like Elliott has proposed.”

Also on April 8, 2025, Phillips 66 sent a letter to its employees regarding the filing of its definitive proxy statement. A copy of the text of that letter to employees is provided below:

Phillips 66 Team,

Today we filed our definitive proxy statement in connection with our 2025 Annual Meeting of Shareholders, which will be held on May 21. At this meeting, shareholders will see the results we have delivered to date and the promise of what we will deliver in the future. Your vote is an important opportunity to protect that promise.

Many of you are shareholders of Phillips 66. We need your help to ensure Phillips 66 remains on the path to creating long-term, sustainable value for our shareholders, employees and all stakeholders. You should receive your voting instructions soon, so please check your email and physical mail in the coming days.

Your Vote is Important

Your vote is crucial in sending a clear message that we stand behind our strategy and our team. This vote is more than just a choice between two opposing views: It’s about ensuring Phillips 66 remains focused on delivering long-term value without the unnecessary distractions and undue risks that Elliott’s campaign represents.

For more detail on our transformational strategy, our strong results, our highly engaged Board and Elliott’s misguided campaign, we encourage you to watch the video we uploaded to Phillips66Delivers.com this morning. Quite simply: A vote for our nominees is a vote for our strategy, a vote for our team and a vote for all of our hard work.

How To Vote

Please take action and vote in support of Phillips 66’s future. Phillips 66’s definitive proxy materials are currently being mailed out. You will receive WHITE proxy cards from Phillips 66 – please discard any material received from Elliott, including any gold proxy cards. We encourage you to vote for all four Phillips 66 nominees on the WHITE proxy card.

When you receive your proxy card, you may have the ability to vote online, by phone, by mail or, in some cases, by QR code. Voting is easy:

•

Vote Online: Locate your control number on your WHITE proxy card and visit the website listed. If you have received proxy materials by e-mail, you can simply click the link and follow the instructions.

•	Vote by Phone: 24/7 at the toll-free telephone number shown on your WHITE proxy card.
•	Vote by Mail: Mark, sign and date your WHITE proxy card and return it in the pre-paid envelope.
•	Vote by QR Code: If your proxy materials include a QR code, scan the QR code using your mobile device.

For more detail on how to vote, we encourage you to visit: http://www.Phillips66Delivers.com/how-to-vote/ or call our proxy solicitor, Innisfree M&A Incorporated at (877) 750-9496 (toll-free from the U.S. and Canada) or (412) 232-3651 (from other countries), if you have any questions.

What to Expect Over the Next Six Weeks

Our Annual Meeting is on May 21, six weeks from tomorrow. Please know the Annual Meeting has no impact on our operations. In terms of the day-to-day, it’s business as usual at Phillips 66.

That said, it’s important to provide some context as to what you may see externally and what the Board and management team will be doing in relation to the Annual Meeting. Over the next six weeks, we will meet with our shareholders to discuss our strategy, our nominees and how we deliver long-term value. We will be sending a number of public communications directly to our shareholders with information on these topics and voting instructions for them to follow. If you would like to stay up to date on these efforts, we encourage you to follow Phillips66Delivers.com.

These communications may draw some attention. If you are contacted by media, we ask that you do not comment, but instead please refer media queries to Chuck Moran, our head of communications. Inquiries from investors should go to Jeff Dietert, our head of investor relations.

As always, thank you for your ongoing support and commitment to Phillips 66.

Best,

Mark

Also on April 8, 2025, Phillips 66 uploaded an Investor Update presentation to its investor relations website at www.phillips66.com/investors. A copy of that presentation is provided below.

Also on April 8, 2025, Phillips 66 updated its website https://www.phillips66delivers.com/, which contains information relating to Phillips 66’s 2025 Annual Meeting of Shareholders. A copy of the updated website content (other than that previously filed) is provided below.

Also on April 8, 2025, Phillips 66 updated its website https://www.phillips66delivers.com/, which contains information relating to Phillips 66’s 2025 Annual Meeting of Shareholder, to include a video. A transcript of video is provided below.

VIDEO TRANSCRIPT

MARK LASHIER:

At Phillips 66, we’re all about reliable and predictable value creation for our shareholders. Since I stepped into the role of CEO in 2022, we’ve been leading a transformative strategy that makes the most of our integrated platform, enabling us to drive operational efficiencies and accelerate cash returns to shareholders.

NAMEER SIDDIQUI:

In our business, we transform hydrocarbons into essential products like gasoline, diesel, jet fuel and high density polyethylene.

Our midstream business collects crude oil and rich natural gas liquids at the wellhead,

separates these NGLs and delivers them to our Sweeny hub on the US Gulf Coast, where they are processed into purity products such as ethane, propane, butane that serve as feedstocks for CPChem, blended into refinery product streams or are exported through our global commercial platform.

Simply put, our integrated assets create commercial synergies and shareholder value.

KEVIN MITCHELL:

Since the spin off we’ve returned a total of $43 billion to shareholders through dividends and buybacks.

Looking ahead, we remain committed to maintaining safe and reliable operations, investing in growth opportunities that exceed hurdle rates, enhancing long term growth, and capturing integration benefits.

We are committed to doing this while returning over 50% of net operating cash flow to shareholders through a competitive and growing dividend and stock repurchases.

MARK LASHIER:

We’re in the early innings of our strategy, and I’m proud of the results we’ve delivered for shareholders so far.

Since I stepped in as president and CEO in July of 2022, we’ve generated 67% of shareholder returns, significantly outperforming the S&P 500, S&P Energy Index and a basket of our peers.

We’re committed to delivering significant value to our shareholders through our 2027 strategic priorities: maintaining operational excellence, pursuing disciplined growth, returning capital and ensuring financial strength.

This annual meeting is important. Your vote will be crucial to protect your investment. The reliable value that we create and strive to grow for you, our shareholders, is at risk due to Elliott’s shortsighted, risky proposals. The Phillips 66 board and leadership team has sought to engage constructively with Elliott, but Elliott’s thesis relies on market timing and commodity cycles, which are highly volatile.

VANESSA SUTHERLAND:

The board has a demonstrated track record of engaging its shareholders. In fact, the board engaged with shareholders representing over 60% of our outstanding shares in 2024, and we’re continuing to build on that momentum. It is in this spirit that we first engaged Elliott in October 2023 to hear their ideas and work together collaboratively.

Constructive dialog with Elliott resulted in the addition of Bob Pease, an industry veteran who brings deep, valuable refining experience from an extensive career in the industry. Despite this, Elliott is now pushing its activist agenda with public demands that are not in your best interest as a Phillips 66 shareholder.

Throughout its material, Elliott cherry-picks peers, makes comparisons to businesses that are not apples-to-apples comparisons, ignores the board’s established history of declassification efforts, and ignores the value that our integrated model provides to shareholders.

The board remains open-minded to constructive dialog with its shareholders, including Elliott, but unequivocally rejects Elliott’s nominees and its risky, shortsighted plan. As a valued shareholder, the board recommends you vote for all four Phillips 66 nominees on the white card.

MARK LASHIER:

Our shareholders need to vote to protect our disciplined, long-term approach to manage our business, that drives sustainable value.

Also on April 8, 2025, Phillips 66 posted the following material on LinkedIn.

The following contains statements by Phillips 66 that, from time to time, will be advertised on LinkedIn, and that will direct viewers to its website, https://www.phillips66delivers.com/.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws relating to Phillips 66’s operations, strategy and performance. Words such as “anticipated,” “committed,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this document are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: changes in governmental policies or laws that relate to our operations, including regulations that seek to limit or restrict refining, marketing and midstream operations or regulate profits, pricing, or taxation of our products or feedstocks, or other regulations that restrict feedstock imports or product exports; our ability to timely obtain or maintain permits necessary for projects; fluctuations in NGL, crude oil, refined petroleum, renewable fuels and natural gas prices, and refining, marketing and petrochemical margins; the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum or renewable fuels products; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for renewable fuels; potential liability from pending or future litigation; liability for remedial actions, including removal and reclamation obligations under existing or future environmental regulations; unexpected changes in costs for constructing, modifying or operating our facilities; our ability to successfully complete, or any material delay in the completion of, any asset disposition, acquisition, shutdown or conversion that we have announced or may pursue, including receipt of any necessary regulatory approvals or permits related thereto; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our products; failure to complete construction of capital projects on time or within budget; our ability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments, including armed hostilities (such as the Russia-Ukraine war), expropriation of assets, and other diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

On April 8, 2025, Phillips 66 filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and its solicitation of proxies for Phillips 66’s director nominees and for other matters to be voted on. This communication is not a substitute for the Proxy Statement or any other document that Phillips 66 has filed or may file with the SEC in connection with any solicitation by Phillips 66. PHILLIPS 66 SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents (including the WHITE proxy card) filed by Phillips 66 with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Phillips 66 with the SEC also may be obtained free of charge at Phillips 66’s investor relations website at https://investor.phillips66.com or upon written request sent to Phillips 66, 2331 CityWest Boulevard, Houston, TX 77042, Attention: Investor Relations.

Certain Information Regarding Participants

Phillips 66, its directors, its director nominees and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from Phillips 66 shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of such persons and their respective interests in Phillips 66, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on April 8, 2025, including in the sections captioned “Beneficial Ownership of Phillips 66 Securities” and “Appendix C: Supplemental Information Regarding Participants in the Solicitation.” To the extent that Phillips 66’s directors and executive officers who may be deemed to be participants in the solicitation have acquired or disposed of securities holdings since the applicable “as of” date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.